Exhibit 77D

THE ROYCE FUND

        On April 22, 2015, The Board of Trustees of The Royce Fund voted to approve the following effective May 1, 2015:

Royce Smaller-Companies Growth  Fund (formerly Royce Value Plus Fund)

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Smaller-Companies Growth Fund to establish a non-fundamental investment policy requiring the fund to invest at least 80% of its net assets in equity securities with market capitalizations up to $7.5 billion.

Royce Small-Cap Value Fund (formerly Royce Value Fund)

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Small-Cap Value Fund to establish a non-fundamental investment policy requiring the Fund to invest at least 80% of its net assets in equity securities with market capitalizations up to $3 billion.

Royce Micro-Cap Opportunity Fund (formerly Royce Opportunity Select Fund)

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce Micro-Cap Opportunity Fund to establish a non-fundamental investment policy requiring the fund to invest at least 80% of its net assets in equity securities with market capitalizations up to $1 billion. Furthermore, operating policies in respect of Royce Micro-Cap Opportunity Fund were adopted and established pursuant to which such fund may not:  (i) purchase securities on margin or write call options on its portfolio securities; (ii) sell securities short; or (iii) borrow money from banks other than as a temporary measure for extraordinary or emergency purposes in an amount not exceeding 5% of its total assets.

        On June 4, 2015, The Board of Trustees of The Royce Fund voted to approve the following effective June 15, 2015:

Royce European Small-Cap Fund (formerly Royce European Smaller-Companies Fund)

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce European Small-Cap Fund to establish a non-fundamental investment policy requiring the fund to invest at least 80% of its net assets in equity securities of companies that are headquartered in Europe with market capitalizations up to $3 billion.

Royce International Small-Cap Fund (formerly Royce International Smaller-Companies Fund)

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies of Royce International Small-Cap Fund to establish a non-fundamental investment policy requiring the fund to invest at least 80% of its net assets in equity securities of companies with market capitalizations up to $3 billion.

Royce Global Financial Services Fund (formerly Royce Financial Services Fund)

The Board of Trustees of The Royce Fund voted to revise the non-fundamental investment policies for Royce Global Financial Services Fund to establish a non-fundamental investment policy that the fund may invest up to 50% of its net assets (measured at the time of investment) in foreign securities.